Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Announces Partial Prepayment and Exchange of

Outstanding 6.00% Subordinated Convertible Notes

Huntingdon Valley, PA, March 3, 2008 – Immunicon Corporation (NASDAQ:IMMC) announced today that, on February 29, 2008, it entered into, and closed the transactions contemplated by, the Prepayment Agreement and Amendments with each of the holders of Immunicon’s currently outstanding 6.00% Subordinated Convertible Notes in the original principal amount of $30,000,000. The Notes were first issued by Immunicon on December 6, 2006 in tandem with warrants to purchase shares of Immunicon’s common stock, pursuant to a Securities Purchase Agreement, dated December 6, 2006. Pursuant to the Prepayment Agreements, the holders exchanged $3,000,000 of original principal amount and accrued but unpaid interest on the Notes with Immunicon in exchange for the issuance of 3,571,433 shares of Immunicon’s common stock in the aggregate to such holders. Immunicon also prepaid $8,500,000 of original principal amount and accrued but unpaid interest to the holders.

The Prepayment Agreement and Amendments also amend the Notes such that Immunicon may now prepay without penalty any amount of the principal and interest of the Notes, subject to certain limitations, and may list its common stock on the Over-the-Counter Bulletin Board, as well as on The Nasdaq Capital Market and certain other stock exchanges, and still remain compliant with its eligible market covenants in the Notes. Further, the “Available Cash Test” existing under the Notes has been amended and restated such that the effective measurement date for the test will begin with the quarter ended December 31, 2008 and will be measured each quarter thereafter until the maturity of the Notes on December 6, 2009. The Prepayment Agreement and Amendments also amend certain other provisions of Immunicon’s remaining Notes, the related warrants and the Securities Purchase Agreement.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, visit www.immunicon.com.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s key product and clinical development programs, the anticipated clinical utility of Immunicon’s products, and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the risks and uncertainties associated with the arbitration proceeding with Veridex given Immunicon’s dependence on Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates; Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; risks and uncertainties associated with Immunicon’s outstanding convertible notes and warrants; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellTracks” is a registered trademark of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com